                                   AGREEMENT


THIS AGREEMENT ("Agreement") is made and entered into this 25th day of September, 1994, by and between;

         LINPAC MOULDINGS LTD. (the "Parent"), with its principal office at Deykin Avenue, Witton, Birmingham B6 7HY, England;

         LINPAC MOULDINGS, INC., a Delaware corporation in formation ("LinPac") and a wholly owned subsidiary of the Parent;

         WILLIAM H. ROPER and his spouse RUTH ROPER, residents of 12 Rue Biarittz, Newport Beach, California 92660;

         ROBERT E. ROPER and his spouse NANCY ROPER, residents of 3802 Holden Circle, Los Alamitos, California 90720;

         C. RICHARD ROPER and his spouse MARGO ROPER, residents of 1383 N. Mustang, Orange, California 92667;

         C. RICHARD ROPER in his capacity as custodian for certain minor children under the Uniform Transfers to Minors Act (the "Custodian");

         WILLIAM H. ROPER as sole current Trustee for that certain Roper Family Trust under trust agreement dated September 6, 1977, as amended to date, established by Frank Roper and Elvere Roper as settlors (the "Roper Family Trust");

         WILLIAM H. ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO WILLIAM H. ROPER UTA 9/6/77, AS AMENDED (the "William Trust");

         ROBERT E. ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO ROBERT E. ROPER AND/OR CHILDREN UTA 9/6/77, AS AMENDED (the "Robert Trust"); and

         C. RICHARD ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO C. RICHARD ROPER AND/OR CHILDREN UTA 9/6/77, AS AMENDED (the "Richard Trust").

For convenience of reference, William H. Roper and Ruth Roper, Robert E. Roper and Nancy Roper, C. Richard Roper and Margo Roper, the Custodian, the Roper Family Trust, the William Trust, the Robert Trust and the Richard Trust are sometimes herein collectively called the "Shareholders".





                                   EXHIBIT 10.4                          Page 1

                                    PREAMBLE

                 WHEREAS, ROPAK CORPORATION is a Delaware corporation (the "Company") with its principal office located at 660 S. State College Blvd., Fullerton, California 92631-5138;

                 WHEREAS, the Shareholders are founders, executive officers and directors of the Company, and own of record and beneficially the number of issued and outstanding shares of common stock of the Company (the "Common Stock") listed below:

William H. Roper and Ruth Roper . . . . . . . . . . . . . . . . . .                  225,138 shares

Robert E. Roper and Nancy Roper . . . . . . . . . . . . . . . . . .                  252,554 shares

C. Richard Roper and Margo Roper  . . . . . . . . . . . . . . . . .                  268,279 shares

C. Richard Roper  Custodian . . . . . . . . . . . . . . . . . . . .                    7,319 shares

Roper Family Trust  . . . . . . . . . . . . . . . . . . . . . . . .                  238,183 shares      (a)


___________

(a) The Shareholders represent to LinPac and Parent that shares of Common Stock listed in the table as owned of record by the Roper Family Trust are currently in the process of being distributed and transferred, in equal shares, to the William Trust, the Robert Trust and the Richard Trust. Such distributions and transfers are in accordance with applicable provisions of trust documents governing the Roper Family Trust requiring certain distributions upon the death of Elvere Roper, which death occurred on April 12, 1994.

                 WHEREAS, each of William H. Roper, Robert E. Roper and C. Richard Roper also hold the right to purchase 44,000 shares of the Common Stock under stock options granted by the Company;

                 WHEREAS, the shares of Common Stock owned by the Custodian are referred to herein as the "Custodian Shares";

                 WHEREAS, upon execution and delivery of this Agreement by all of the Shareholders, as promptly as possible thereafter LinPac and Parent will propose to the Company's Board of Directors and stockholders of the Company, for their consideration and approval as required by applicable law, and will agree with the Shareholders upon terms and conditions set forth herein, an offer for LinPac to merge with the Company for the consideration and on terms and conditions described below (the "Merger");

                 WHEREAS, LinPac and Parent will agree to pay all costs and expenses incurred by LinPac in proposing the Merger and in seeking to implement and consummate the same, all without seeking reimbursement of such costs and expenses from the Company or from the Shareholders if Merger is not successfully consummated for any reason (other than intentional material misrepresentations on the part of the Company or the Shareholders, as the case may be) and will further agree to reimburse the Company and Shareholders for all





                                   EXHIBIT 10.4                           Page 2
reasonable costs and expenses incurred by Company and Shareholders in seeking to implement and consummate the Merger if LinPac or Parent shall default in performance of their obligations hereunder or as provided by the Merger Agreement;

                 WHEREAS, the Shareholders desire to have their shares of Common Stock converted into cash upon the terms and conditions provided by the Merger and, for the consideration described below, to enter into other agreements as to their sale of real property, employment and covenants not to compete as contemplated by the Merger; and

                 WHEREAS, upon execution and delivery of this Agreement by LinPac and Parent, the Shareholders have agreed to propose, favorably recommend, support and vote for a merger of the Company with LinPac on the terms described herein;


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

SECTION 1.       THE MERGER AND THE MERGER AGREEMENT.

                 For the purposes of this Agreement, the term "Merger" shall mean and be defined as a corporate merger reorganization transaction between the Company and LinPac and, subject to the consummation of such corporate reorganization, agreements to which certain Shareholders are parties, incorporating the following terms:

                 1.1.  Corporate Merger.

                 (a) LinPac would be merged into the Company with the Company being the surviving corporation pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). The time and date of closing under the Merger Agreement when a Certificate of Merger is filed with the Secretary of State of Delaware following ratification and approval of the Merger by Company stockholders is herein called the "Effective Time".

                 (b) In the Merger all holders of the Company's Common Stock, other than Parent and LinPac, and all holders of other securities exercisable or convertible into Common Stock upon the exercise or conversion thereof in accordance with the terms of governing instruments, will receive $10.50 per share in cash for their Common Stock at the Effective Time; provided, however, that Parent, LinPac and Company will arrange for holders of outstanding stock options and warrants to receive, in consideration of the cancellation thereof and in lieu of exercising the same prior to the Effective Time, cash equal to the difference between $10.50 per





                                   EXHIBIT 10.4                           Page 3
share issuable upon exercise less the applicable exercise price per share without regard to whether such outstanding options and warrants would then be exercisable in the absence of consummation of the Merger.

                 (c) The Merger Agreement, when executed, will reflect the terms of this Agreement and such other terms and conditions as are typical to a corporate merger transaction. The parties to the Merger Agreement will be the Company, LinPac, Parent and the Shareholders. The Merger Agreement will contain appropriate and customary representations and warranties by the parties and customary and necessary conditions to closing at the Effective Time; provided, however, that representations and warranties by the Company and the Shareholders will not survive the closing, and shall expire at the Effective Time of the merger of LinPac with the Company, except for: (i) representations and warranties of the Company and Shareholders in agreements contemplated by
Section 1.4 hereof; (ii) representations and warranties of the Shareholders as to the number of shares of the Company's capital stock issued and outstanding and reserved for issuance pursuant to options, warrants, or other securities exercisable or convertible into, or any calls or commitments or agreements of any kind relating to, the Company's capital stock; and (iii) representations and warranties of the Shareholders as to their ownership, free and clear of all encumbrances, of shares of the Company's Common Stock.

                 1.2 LinPac Option. At the time of approval of the Merger Agreement by a majority of the independent members of the Company's Board of Directors (the "Board"), if so approved, the Company shall grant Parent or LinPac, as Parent shall direct an option to purchase previously authorized and unissued shares of Common Stock from the Company at an option price of $10.50 per share for a number of shares equal to ten percent (10%) of the total outstanding Common Stock of the Company calculated on a fully-diluted basis (the "LinPac Option"). The term of the LinPac Option shall expire at the expiration of the second business date following the date on which there has been a final tabulation of ballots entitled to be cast at a meeting of stockholders of the Company called to consider and vote upon the Merger, subject to earlier termination only in the event of a material breach by Parent or LinPac in the performance of their obligations under the Merger Agreement. Should the Board elect to engage the services of an independent third party to render an opinion as to the fairness of transactions contemplated by the Merger prior to the vote of stockholders, the LinPac Option shall remain valid and binding for its term notwithstanding the opinions expressed in any one or more of such third party fairness opinions.

                 1.3. Equitable Price Adjustment. If there shall be any stock split, reverse stock split, stock dividend, merger or similar reorganization, recapitalization, reclassification or other transaction affecting generally the Common Stock of the Company, or any extraordinary or stock dividend paid on or with respect to the capital stock of the Company, appropriate and equitable adjustments





                                   EXHIBIT 10.4                          Page 4
shall be made hereunder with respect to the price of $10.50 set forth in Sections 1.1(b) and 1.2 hereof so that the aggregate relative rights and obligations of the parties hereto shall not be adversely affected by any such action.

                 1.4. Agreements with Shareholders and Affiliates. At the Effective Time of the Merger, and subject to the condition that the Merger is consummated, the Company (with its obligations to be guaranteed by Parent) and the Shareholders shall enter into the following agreements:

                 (a) The Company shall purchase from a partnership owned by the Shareholders certain real property known by the street address of 660 South State College Boulevard, Fullerton, California, currently leased by the Company. The purchase price to be paid for such real property shall be payable in cash and shall be equal to the then current fair market value of such real property as mutually agreed upon by Parent and the said partnership or, should they fail to agree, as determined by an independent appraisal. The parties shall open an escrow for the purchase and sale of such real property not more than 60 days after the Effective Time, providing for a closing of such real property purchase and sale within 30 days thereafter.

                 (b) The Company, on the one hand, and each of William H. Roper, Robert E. Roper and C. Richard Roper shall enter into an Employment and Noncompetition Agreement providing for the following:

                          (i) William H. Roper shall be employed as an executive officer of the Company for a term of one year with duties relating primarily to strategic and market planning and business expansion similar to those duties for which he is now responsible;

                          (ii) Robert E. Roper shall be employed as an executive officer of the Company for a term of three years to perform duties associated with acting as general manager of United States container operations similar to those duties for which he is now responsible;

                          (iii) C. Richard Roper shall be employed as an executive officer of the Company for a term of four years to perform duties associated with acting as manager of design and engineering and management of raw materials purchases similar to those duties for which he is now responsible;

                          (iv)  In each case, the base salary of





                                   EXHIBIT 10.4                          Page 5
                 such person (the "employee") shall be $250,000 per annum payable in accordance with the Company's normal payroll periods;

                          (v) In each case the principal place of business at
                 which the employee's duties are to be performed shall be located at or within a ten mile radius of the Company's existing principal office in Fullerton, California;

                          (vi) In each case, the employment agreement shall define that the employee will be deemed to have provided full time service under the requirements of his employment agreement if he shall devote 180 working days per year to the business affairs of the Company;

                          (vii) In each case, the employee will be entitled to receive fringe benefits comparable to those generally available to all employees (including, without limitation, health insurance for the employee and his spouse under the Company's existing health plan or a comparable health insurance plan and the right of participation in the Company 401 (k) retirement savings plan or a comparable retirement plan), reimbursement for travel and related expenses incurred for the Company's business, the right to first class domestic airline and business class international airline and first class hotel accommodations when traveling on Company business, continuation by the Company during the term of employment of premium payments on one million dollar life insurance policies for each such employee as presently constituted, and payment by the Company following retirement or in the event of pre-retirement death or employment severance of all benefits provided by the employee's Supplemental Benefits Plan as presently constituted;

                          (viii) In the case of Robert E. Roper and C. Richard Roper, the employment agreement shall provide that the Company will continue to cover the employee and his spouse under the Company's existing or comparable health plan at no cost to the employee until he shall attain the age of 65, notwithstanding termination of employment for any reason prior to attaining that age;





                                   EXHIBIT 10.4                           Page 6

                          (ix) During the term of his employment, each such employee will be eligible to participate in an incentive bonus program providing for a payment to the employee for each fiscal year of the Company in which he was employed, commencing with the fiscal year ending December 31, 1995, of not more than $250,000 per year, with the actual amount of such incentive bonus, if any, to be calculated in accordance with the formula set forth in Exhibit A attached hereto. Such incentive bonus shall be payable within 90 days after the end of the fiscal year to which it relates. If the employment of the employee is terminated for any reason other than (A) acts of moral turpitude, or (B) failure on the part of the employee to provide full time service to the Company within the meaning of subparagraph (vi) above, he will be eligible to receive that percentage of his incentive bonus attributable to the full year in which his employment was terminated which is in the same proportion that the number of months worked during such year bears to twelve months, but he shall not be entitled to an incentive bonus for any subsequent year.

                          (x) If the employment of the employee is terminated by the Company for any reason or for no reason prior to the expiration of the term of his employment agreement, the employee will receive severance payments payable monthly for the remaining original term of his employment agreement equal to 150% of the amount of his aggregate base salary for such unexpired term of his employment agreement; provided, however, the Company shall have no obligation to make such severance payments to the employee if his employment was terminated by reason of (A) acts of moral turpitude, or (B) failure on the part of the employee to provide full time service to the Company within the meaning of subparagraph (vi) above.

                          (xi) Should the employee elect to resign or retire voluntarily prior to the expiration of the original term of his employment agreement, the employee shall provide at least six months prior written notice to the Company of the date of his voluntary retirement or resignation except in the event his retirement or resignation is caused by death or disability. Except in the event of death or





                                   EXHIBIT 10.4 Page 7 disability, failure to provide such prior six months notice shall relieve the Company from liability to pay an incentive bonus for any portion of the year in which he shall retire or resign and shall also relieve the Company from liability to pay any incentive bonus for the immediately preceding prior year if the same has accrued but is not yet payable.

                          (xii) Each employment agreement shall contain covenants on the part of the employee against competition with the Company and its subsidiaries during the period of his employment by the Company and for a term of seven years thereafter, acceptable in form and substance to the Company and Parent. In consideration of such covenants against competition, the Company shall pay the employee the aggregate sum of $1,320,000, payable in equal monthly installments over a term of six years commencing with the first month after the latter of (A) the last month in which he was employed, or (B) the last month in which he is entitled to receive severance payments required under subparagraph (x) above. Such payments shall be made directly to the employee and in the event of his death or disability while employed or during such six year term, then to his spouse (and if his spouse shall not survive, then to his heirs, legatees and devisees) for the remaining term of such six year period and notwithstanding the death or disability of the employee.

                 (c) The Company shall continue to be obligated to make payments to members of the Roper family under the terms of 1985 agreements relating to the sale of patent rights and related know-how, all as presently constituted, for the remaining term thereof through the year ended December 31, 1995.

                 1.5.  Presentation to the Board and Stockholders.

                 (a) The parties agree as soon as reasonably possible to prepare a mutually acceptable definitive draft of the Merger Agreement with all material exhibits thereto, including without limitation the form of all other agreements contemplated herein, for presentation to all independent members of the Board. Parent and LinPac agree that an authorized representative of Parent and LinPac will be available in person upon reasonable notice at a meeting of the Board to respond to any questions reasonably presented by members of the Board as to the Merger, LinPac's source of financing the Merger, and any other subject which is proper for inquiry by





                                   EXHIBIT 10.4                          Page 8
members of the Board in the discharge of their fiduciary duties to stockholders, employees and customers of the Company.

                 (b) At the time of approval of the Merger Agreement by a majority of the independent members of the Company's Board of Directors (the "Board"), if so approved, the Board shall authorize the preparation of proxy materials for a meeting of Company stockholders to be called as promptly as reasonably practicable for the purpose of enabling Company stockholders entitled to vote thereon to consider and vote upon a proposal to approve the Merger. Parent and Linpac acknowledge that the Board may elect that the Board engage the services of an independent party to render an opinion as to the fairness of the transactions contemplated by the Merger to the stockholders of the Company. Those members of the Board voting in favor of the Merger Agreement shall favorably recommend to stockholders of the Company that stockholders vote in favor of approval of the Merger, except that any such independent member of the Board may elect to reconsider such recommendation if:
(i) a third party opinion of a nationally recognized investment banking firm, should the Board elect to obtain the same, as to the fairness of transactions contemplated by the Merger to stockholders of the Company should be unfavorable, or (ii) there shall arise material legal impediments to the consummation of the Merger, or (iii) there shall be on the part of Parent or LinPac any material misrepresentations in the Merger Agreement or material failure to perform their obligations thereunder.

SECTION 2.       GRANT AND EXERCISE OF OPTION

                 2.1.  Option.

                 (a)      Purchase and Sale Options.

                          (i)  Each Shareholder hereby irrevocably grants
LinPac an option (the "Purchase Option") to purchase any or all of the capital stock of the Company owned by the Shareholder (except the Custodian Shares) together with all options or other rights to acquire capital stock of the Company (whether now owned or hereafter acquired) at the Exercise Price set forth below. Each of the Shareholders represent they will not transfer any options or other rights to purchase Company capital stock, or shares of Company capital stock acquired upon exercise thereof, to any third party other than LinPac. At the request of LinPac upon any exercise in full of the Purchase Option, each Shareholder shall exercise his stock option under the Company's 1991 stock option plan and shares issued upon exercise thereof shall be purchased by LinPac in accordance with this Agreement.

                          (ii)  LinPac hereby irrevocably grants all the
Shareholders an option (the "Sale Option") to sell the Common Stock (the "Roper Stock") and options (the "Roper Options") listed in the Preamble (except the Custodian Shares) to LinPac at the Exercise Price set forth below; provided; however, that the Sale Option will





                                   EXHIBIT 10.4                          Page 9
only be available if the Shareholders together sell all of the Roper Stock and Roper Options to LinPac (net of any Roper Stock or Roper Options previously purchased by LinPac in accordance with its partial exercise of the Purchase Option, if previously exercised).

                 (b) Possible Adjustments to Exercise Price. Notwithstanding anything herein to the contrary, if the Merger is consummated within one year from the date hereof upon the terms specified herein, any previous exercise of the Purchase Option by LinPac and/or the Sale Option by the Shareholders shall be adjusted as follows: in such event the parties shall take all action necessary for Shareholders to return to LinPac any amount per share previously paid pursuant to exercises of the Purchase Option and Sale Option in excess of $10.50 per share for the Roper Stock and in excess of $5.0455 per share for the Roper Options. If the Merger is not consummated within one year from the date hereof, previous exercises of the Purchase Option by LinPac and/or the Sale Option by the Shareholders may be subject to further adjustment in certain other Change of Control circumstances as provided by the provisions of Section 2.3 below.

                 2.2.  Exercise.

                 (a) Exercise(s) of Purchase Option. The Purchase Option may be exercised by LinPac at any time hereafter through the close of business on February 28, 1995 by written notice to each Shareholder of LinPac's election to exercise given on or prior to February 28, 1995, specifying the number of shares (and options) LinPac desires to purchase.

                 (b) Exercise of Sale Option. The Sale Option may be exercised by the Shareholders at or prior to the close of business on February 28, 1995 by written notice from all the Shareholders of the Shareholders' election to exercise given after the first to occur of the following: (a) the vote of the Board not to approve the Merger or, so long as the Merger has been presented for consideration and a vote of the Board at one or more meetings prior to November 30, 1994, the failure by January 31, 1995 to obtain a favorable vote of the Board to approve the Merger; (b) the vote of the Company's Common Stockholders not to approve the Merger or, so long as the Merger has been presented for consideration and a vote of the Board at one or more meetings prior to November 30, 1994, the failure by February 23, 1995 to obtain a favorable vote of the Company's Stockholders to approve the Merger;
(c) the failure to consummate the Merger by February 24, 1995 as a result of a default by LinPac or Parent under the Merger Agreement or this Agreement; (d) a Change of Control (as hereafter defined) of the Company; or (e) any other event occurring prior to February 24, 1995, such as, for example, the effect of legal proceedings instituted by third parties, which shall preclude any reasonable possibility of consummating the Merger on or prior to February 24, 1995 except for LinPac's refusal to consummate the Merger due to a material breach on the part of the Company or the Shareholders under the Merger Agreement or this Agreement. A notice of election pursuant to this Section is referred to as an "Option Notice". For purposes hereof,





                                   EXHIBIT 10.4                         Page 10
a "Change of Control" shall mean:

                 (i) a merger, consolidation or similar transaction involving the Company other than the Merger;

                 (ii) a sale, lease, transfer or other disposition of at least a majority of the property, assets or business of the Company in one or a series of transactions;

                 (iii) the acquisition by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), excluding for this purpose the parties hereto, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; and

                 (iv)  a liquidation or dissolution of the Company.

                 2.3.  Exercise Price.

                 (a) Base Exercise Prices. The Exercise Price for Common Stock provided by each of the Purchase Option and the Sale Option shall be $14.75 per share of Common Stock. The Exercise Price for the Roper Options provided by each of the Purchase Option and the Sale Option shall be $9.2955 per share of Common Stock represented by the Roper Options. The Exercise Price for any other options or rights to acquire Common Stock shall be $14.75 per share of Common Stock which may be acquired thereby less any amounts payable thereunder. Possible adjustments to the respective Exercise Prices may occur as a result of a subsequent consummation of the Merger as provided by Section 2.1(b), certain other Change of Control circumstances as provided by the provisions of Section 2.3(b) below, or a change affecting the capitalization of the Company as provided by the provisions of Section 2.4 below.

                 (b) Adjustment for Other Change in Control. In the event of a Change of Control at any time prior to June 30, 1996, the aggregate amount payable by LinPac to each Shareholder upon exercise of the Sale Option and/or Purchase Option shall be adjusted downward, pursuant to the determination of an independent appraiser chosen by the parties, by the amount necessary to reflect any salary, benefits or other compensation or consideration to be received by such Shareholder in connection with the Change of Control transaction. For this purposes, the independent appraisal (i) shall not ascribe any value to the first $250,000 in compensation to be received by such Shareholder in connection with the Change of Control transaction, and (ii) shall apply a discount to present value factor for future salary, benefits or other compensation or consideration to be received by such Shareholder in connection with the Change of Control transaction calculated from the first date of exercise of the Purchase Option and/or Sale Option





                                   EXHIBIT 10.4                        Page 11
at a discount to present value factor of 7% per annum. Notwithstanding anything to the contrary herein, the downward adjustment in the amount per share payable by LinPac to each Shareholder shall not exceed an amount per share calculated as follows: $4.25 per share, and if the Change in Control transaction shall result in a payment to LinPac or Parent of more than $10.50 per share of the Company's Common Stock, said $4.25 per share shall be reduced by any difference between $10.50 per share and the per share amount actually realized by LinPac or Parent as a result of the Change in Control transaction.

                 2.4. Reorganizations and Changes in Capitalization. If there shall be any stock split, reverse stock split, merger, or similar reorganization, recapitalization or other transaction, affecting generally the capital stock of the Company, or any extraordinary dividend or stock dividend paid on or with respect to such stock (other than ordinary and customary cash dividends), appropriate adjustments shall be made hereunder with respect to the Exercise Price and the proxies granted herein so that the aggregate relative rights and obligations of the parties hereto shall not be affected by any such action.

SECTION 3.       OPTION CLOSING

                 3.1. Closing. The transfer of stock upon exercise of the Option (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois on the later of (i) the third business day following the date of the Option Notice or (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), if required.

                 3.2. Deliveries by LinPac. At the Closing, LinPac shall deliver the following:

                 (a) a wire transfer to each applicable Shareholder's designated account or a certified or bank cashier's check to the applicable Shareholder in the amount of the aggregate Exercise Price for such Shareholder's Stock (the "LinPac Payments"); and

                 (b) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

                 3.3. Deliveries by Shareholders. At the Closing, each Shareholder shall deliver or cause to be delivered the following:

                 (a) certificates, with fully executed stock powers and signature guarantees, evidencing the Stock elected to be purchased by LinPac and all other documentation necessary or appropriate to effect the transfer of





                                   EXHIBIT 10.4                         Page 12
         ownership thereof to LinPac;

                 (b) an assignment of any option or rights to acquire capital stock of the Company in form acceptable to LinPac, together with any necessary consents for such assignment;

                 (c) an assignment of all claims the Shareholder may have against the Company other than claims for normal compensation and fringe benefits, rights under this Agreement, rights under the Merger Agreement if executed and delivered by all parties thereto, and rights under agreements described in Schedule 4.5 attached hereto; and

                 (d) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

                 3.4. Escrow. Within 10 days after execution of this Agreement (20 days as to items requiring the signature of William H. Roper or Ruth Roper), the Shareholders shall deposit the items listed in Section 3.3(a),
(b) and (c) (the "Escrowed Items") into escrow, pursuant to an Escrow Agreement in form of Exhibit B. The escrow agent shall be agreed upon by the parties and shall be authorized to deliver the Escrowed Items to LinPac upon the delivery of the LinPac Payments.

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                 Except to the extent superseded by the Merger Agreement if authorized, executed and delivered by all proposed parties thereto, the Shareholders hereby jointly and severally represent and warrant to Parent and LinPac as of the date hereof, as of the Closing and as of the Effective Time, as follows:

                 4.1. Authority. Each Shareholder has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements and instruments to be delivered at the consummation of transactions contemplated after approval of the Merger by the requisite vote of Company stockholders and immediately prior to the Effective Time, and to carry out the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by each Shareholder to authorize the execution and delivery of this Agreement by the Shareholders and to authorize performance by the Shareholders in accordance with their obligations under this Agreement have been duly and properly taken.

                 4.2 Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and binding obligations of each Shareholder, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement and the consummation of





                                   EXHIBIT 10.4                         Page 13
the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of any Shareholder or the Company and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of the Company, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which any Shareholder or the Company is a party or by which any Shareholder or the Company or any of their assets is bound (except that consummation of the Merger and transactions contemplated therein require the consent or waiver of Sanwa Bank California under a Creidt Facility Agreement as amended), (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to the Company. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of their obligations hereunder.

                 4.3. Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry out the business in which it is engaged. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business and the ownership, leasing or operation of its assets or the conduct of its business requires such qualification except where the effect of the failure to so qualify would not be material to the operations of the Company taken as a whole.

                 4.4.  Capitalization.

                 (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. As of September 23, 1994, there are 4,299,184 shares of Common Stock issued and outstanding and no shares of the Company's Preferred Stock have been issued. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of the Company and constitute in the aggregate all of the issued and outstanding capital stock of all classes of the Company. Except as set forth on Schedule 4.4, there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call, agreement, arrangement or other right (other than this Agreement) relating to the Company's capital stock or other obligation or commitment of any Shareholder or the Company to issue or transfer any shares of capital stock. To the best knowledge of the Shareholders, there are no voting trusts or other agreements, arrangements or understandings applicable to





                                   EXHIBIT 10.4                         Page 14
the exercise of voting or any other rights with respect to the Company's capital stock.

                 (b) Except as to shares in the process of being transferred from the Roper Family Trust to other Shareholders as described in the Preamble to this Agreement, each Shareholder (and his or her spouse, if applicable) is the sole record and beneficial owner of the number of shares of Common Stock set opposite the Shareholder's name in the Preamble to this Agreement and, except in the event of the death of any such Shareholder, will be the sole record and beneficial owner of any capital stock of the Company acquired after the date hereof (collectively the "Stock"), has good, marketable and indefeasible title thereto and the absolute right to sell, assign, transfer and deliver the same, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind (collectively, the "Adverse Claims") except for the proxies in favor of LinPac granted under this Agreement.

         4.5. Transactions with Affiliates. Since December 31, 1993, there has not been any dividend declared or paid or other distribution of assets by the Company to its stockholders or Affiliates (as hereinafter defined) except for intercompany transactions among the Company and its wholly-owned subsidiaries. Except as set forth in Schedule 4.5, neither the Shareholders nor any Affiliate, directly or indirectly:

                 (a) owns any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of the Company;

                 (b) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, the Company, except for reimbursement of business expenses incurred in the ordinary course of employment and payroll and other rights as an employee;

                 (c) has any interest in or owns any property or right used in the conduct of the Company's business; or

                 (d) is a party to any contract, lease, agreement, arrangement or commitment entered into with the Company or in connection with the Company's business except as contemplated by this Agreement.

For purposes of this Agreement the term "Affiliate" means any member of the immediate family of any individual Shareholder, or any





                                EXHIBIT 10.4                             Page 15
corporation, partnership, trust or other entity in which any of the foregoing individuals is a director, officer, partner or trustee or has an equity interest in excess of 5%. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with, any of the individuals or entities described in the preceding sentence.

                 4.6.  Financial Statements; Public Reports.

                 (a) The audited financial statements of the Company for the four years ended December 31, 1990, 1991, 1992 and 1993 set forth in Public Reports (as defined below) consisting of the Company's Annual Reports on Form 10-K for those years (the "Audited Financial Statements) and the unaudited financial statements of the Company for the six months ended June 30, 1994 set forth in the Public Report consisting of the Company's Quarterly Report on Form 10-Q for the quarter then ended (the "Unaudited Financial Statements") are, and will be: (a) accurate, correct and complete in all material respects; (b) in accordance with the books of account and records of the Company; (c) fair presentations of the financial condition and results of operations of the Company as of the dates and for the periods indicated above; and (d) prepared in accordance with U.S. generally accepted accounting principles ("GAAP) applied on a consistent basis throughout the periods indicated except for changes made in response to FASB bulletins as described in footnotes to the Audited Financial Statements. Except to the extent reflected on the balance sheet included in the Unaudited Financial Statements, indebtedness incurred in the ordinary course of business thereafter, $1,400,000 in mortgage indebtedness incurred in July 1994 as part of a refinancing of real property by Ropak Southwest Inc., funds borrowed on the Company's bank credit line in September 1994 to repurchase certain outstanding shares of preferred stock in Ropak Canada Inc., litigation pending or threatened in the ordinary course of business which is not material to the operations of the Company taken as a whole, and continuing obligations under agreements to which the Company and its subsidiaries are parties, the Company does not have and will not have as of the Closing Date, any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise.

                 (b) The Company has made all filings with the Securities and Exchange Act Commission (the "SEC") that it has been required to make under the Securities Act of 1993 and the Securities Exchange Act of 1934 (collectively the "Public Reports"). To the knowledge of the Shareholders, each of the Public Reports at the time the same was filed with the SEC has complied with the Securities Act of 1933 and the Securities Exchange Act of 1934 in all material respects. To the knowledge of the Shareholders, none of the Public Reports, as of their respective dates, contained, and the final proxy statement filed pursuant to the Merger will not contain, any untrue statement of a material fact or omit to state a material fact necessary in





                                EXHIBIT 10.4                             Page 16
order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to LinPac or its counsel a correct and complete copy of each Public Report (together with all material exhibits and schedules thereto and as amended to date) for the year ended December 31, 1993 and the interim period through the date hereof, and of each Public Report (without exhibits) for the two years ended December 31, 1992.

                 4.7. Books and Records. The books of account, stock records and other records (financial and otherwise) of the Company are in all material respects complete and correct and as maintained in accordance with good business practices.

                 4.8. Interim Change. Since December 31, 1993, there has not been (a) any material adverse change in the financial condition, assets, liabilities, personnel or business of the Company or in its relationships with suppliers, customers, distributors, lenders, lessors or others; (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Company; (c) any event or condition or series of events or conditions which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company; or (d) any development which could or will have a material adverse effect on the Company or its business. Since December 31, 1993, the Company has not incurred or become subject, or agreed to incur or become subject to, any liability or obligation, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business in amounts and on terms consistent with past practices, liabilities and contractual obligations described in Section 4.6(a) above, and liabilities and contractual obligations under a Reimbursement Agreement with Bank One, Lexington and related documents as to an Industrial Revenue Bond financing by the County of Scott, Kentucky in the principal amount of up to $5,500,000. Since December 31, 1993, the Company has operated in the ordinary course of business, consistent with past practices.

                 4.9. Brokers. No Shareholder has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

                 4.10. Disclosure. The representations and warranties of the Shareholders contained in this Agreement and the Schedules, certificates delivered pursuant to this Agreement, or after the date hereof in connection with the transactions contemplated herein, are each accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact. Each list and description contained on any Schedule delivered pursuant to this Agreement is accurate and complete.





                                EXHIBIT 10.4                             Page 17

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF LINPAC AND THE PARENT

                 Except to the extent superseded by the Merger Agreement if authorized, executed and delivered by all proposed parties thereto, LinPac and the Parent hereby jointly and severally represent and warrant to the Shareholders as of the date hereof, as of the Closing, and as of the Effective Time as follows:

                 5.1. Authorization. LinPac and Parent each have all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered at the consummation of transactions contemplated after approval of the Merger by the requisite vote of Company stockholders and immediately prior to the Effective Time, and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by LinPac and Parent to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. Parent and LinPac have either cash resources or financing commitments necessary to fund the cash payments contemplated by the Merger at the Effective Time, and upon request of the Company's Board or the Shareholders, will provide written evidence of such cash resources and/or financing commitments.

                 5.2. Validity. This Agreement has been, and the documents to be delivered at Closing by LinPac will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of LinPac and Parent, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting, creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of LinPac or Parent and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or By-laws of LinPac or Parent, (b) any note, bond, indenture, contract, agreement, permit license or other instrument to which LinPac or Parent is a party or by which LinPac or Parent or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to LinPac or Parent.

                 5.3. Due Organization. LinPac is a corporation organized and validly existing under the laws of the State of Delaware, and has full power and authority to carry on the business in which it is engaged. Parent is a private company limited by shares organized and validly existing under the laws of the United Kingdom, and has full power and authority to carry on the business in which it is





                                EXHIBIT 10.4                             Page 18
engaged.

SECTION 6.       COVENANTS OF THE SHAREHOLDERS

                 Each Shareholder hereby agrees to keep, perform and fully discharge the following covenants and agreements except to the except superseded by the Merger Agreement if authorized, executed and delivered by all proposed parties thereto:

                 6.1. Interim Conduct of Business. From the date hereof through the term of this Agreement, each Shareholder shall use his best efforts to cause the Company to preserve, protect and maintain its business, and to operate its business consistent with prior practice and in the ordinary course. Without limiting the generality of the foregoing, from the date hereof through the term of this Agreement, except for transactions expressly approved in writing by LinPac, the Shareholders shall use their best efforts to cause the Company to:

         (a) maintain its properties and assets in good repair, order and condition, reasonable wear and tear exempted;

         (b) maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees, all liability and other casualty insurance and all bonds on personnel, presently carried;

         (c) preserve intact the organization and reputation of the Company and keep available the services of the present executives, employees and agents of the Company and preserve the good will of suppliers, customers and others having business relationships with the Company;

         (d) maintain the Company's books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

         (e) not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement except consistent with past practice, nor increase any salary or other form of compensation payable or to become payable to any Shareholder;

         (f) not extend credit in the performance of services, sales of products, collection of receivables or otherwise, other than in the ordinary and regular course of business;

         (g) not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company except for the repurchase or redemption of





                               EXHIBIT 10.4 Page 19 preferred stock previously issued by Ropak Canada Inc.;

         (h) not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

         (i) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of the Company's assets, properties, rights or claims, except in the ordinary course of business;

         (j) not authorize for issuance, issue, sell or deliver any, additional shares of the Company's capital stock of any class (except for the issuance and delivery of Common Stock upon the exercise of outstanding options or warrants or the exercise of rights of conversion or exchange in accordance with agreements in existence prior to the date hereof) or any securities or obligations convertible into shares of the Company's capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of the Company's capital stock of any class; or

         (k) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities, borrowings under the Company's bank credit, obligations incurred in connection with construction of the Company's new plant facility in Georgetown, Kentucky and equipment and tooling required for the plant, capital asset acquisitions consistent with amounts in prior periods and contractual obligations incurred in the ordinary course of business.

                 Furthermore, the Shareholders shall not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Company or substantially all of the assets or securities related thereto, and the Shareholders will promptly inform LinPac of the existence of any such inquiry, proposal, expression of interest or offer. Nothing herein shall be deemed to prohibit the Shareholders, to the extent required to fulfill their fiduciary duties as executive officers and directors of the Company, from furnishing information to third parties as to the Company and its operations to the same degree that any such information has been, or concurrently is being furnished to LinPac.

                 The provisions of this Section 6.1 shall expire in any





                                   EXHIBIT 10.4                         Page 20
event on the first anniversary of the date of this Agreement if the Merger shall not have been consummated by such anniversary date or upon the consummation of a Change in Control event.

                 6.2. Grant of Proxy. Each Shareholder hereby revokes any and all proxies heretofore granted with respect to the Shareholder's Stock and, until February 28, 1995 (or such later date as is necessary to effect the closing on any proper exercise of the Sale Option or the Purchase Option), hereby appoints, in accordance with Section 212 of the Delaware General Corporation Law, the Chairman and Chief Executive Officer, the President or any Vice President (from time to time) of LinPac, and each of them, as attorney-in-fact and proxy of such Shareholder to attend any and all meetings of the stockholders of the Company and to vote the Shareholder's Stock, and to represent and otherwise to act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present and to act by consent in the same manner and with the same effect as if such Shareholder were executing such consent, with respect to any matter, subject to the following provisions of this Section 6.2. Except to vote or consent in favor of the Merger, against any transaction that would interfere with or impair the benefits of the Merger, or on matters relating or incidental thereto, LinPac will not use proxies herein granted, (i) to vote for the election of any person as a director of the Company not nominated by the Company's current directors, or to seek the removal of any of the Company's current directors, (ii) to call a special meeting of the Company's shareholders (other than a shareholders' meeting called for the purpose of seeking approval of the Merger), or (iii) to seek to take any action by means of a written consent of the Company's shareholders, in each case without the prior written approval of the Shareholders. Each Shareholder agrees that, so long as this Agreement remains in effect, such Shareholder will not execute or deliver to others proxy forms relating to meetings of shareholders of the Company and will promptly provide LinPac with copies of any shareholders' communications received by any Shareholder and will not take any other action inconsistent with the proxy.
The foregoing appointment shall (a) be irrevocable for the term of this Agreement and (b) be deemed coupled with an interest in that LinPac has agreed to pay all costs and expenses incurred by LinPac in proposing the Merger and in seeking to implement and consummate the same, all without seeking reimbursement of such costs and expenses from the Company or from the Shareholders if the Merger is not successfully consummated for any reason (other than intentional material misrepresentations on the part of the Company or the Shareholders, as the case may be) and will further agree to reimburse the Company and Shareholders for all reasonable costs and expenses incurred by them in seeking to implement and consummate the Merger if LinPac or Parent shall default in performance of their obligations hereunder or as provided by the Merger Agreement.

                 6.3.  Stock.  During the term of this Agreement, each





                                   EXHIBIT 10.4                        Page 21

Shareholder hereby covenants and agrees that such Shareholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Stock or grant any rights with respect to the Stock, or enter into any agreement with respect thereto, except pursuant to the terms hereof.

                 6.4. General. The Shareholders agree to propose, advocate, support and vote for the Merger. Each Shareholder hereby covenants and agrees to take any and all actions and execute any and all documents in its capacity as a stockholder of the Company as may be required to effect the Purchase Option upon exercise by LinPac and to effect the Merger.

                 6.5. HSR Act. Upon execution hereof, the Shareholders will timely and promptly make or cause to be made all filings required of them and the Company under the Hart Scott Rodino Act ("HSR Act") and use their best efforts to cause the satisfaction or termination of the waiting period under the HSR Act. The Shareholders will furnish to LinPac such necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

SECTION 7.       INVESTIGATION; SURVIVAL OF REPRESENTATIONS; TERM

                 7.1. Investigation. Upon the execution of this Agreement by all parties hereto, Shareholders shall use their best efforts to permit LinPac and its duly authorized representatives to be provided by the Company with full access to the properties, books, records and business operations of the Company, which shall include without limitation copies of all contracts and agreements to which the Company and its subsidiaries are a party and other records and information which LinPac reasonably deems of significance in an investigation of the business, assets, rights, liabilities, obligations and prospects of the Company. This right of access shall include physical inspection of properties and assets as well as the review of all pertinent books and records. The Shareholders will use their best efforts to cause the Company's officers and employees to cooperate fully in said examination and to cause the Company's public accountants and outside legal counsel to cooperate fully and to make a full and complete disclosure to LinPac and its representatives of all material facts regarding the financial records, assets, obligations, contracts and business operations of the Company.

                 7.2. Reliance. All representations, warranties, covenants and agreements contained in this Agreement or in any document, agreement or instrument delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon





                                EXHIBIT 10.4                             Page 22
by the parties hereto, and the accuracy thereof shall be a condition precedent to the obligation of the other parties hereto to consummate the Merger contemplated by this Agreement.

                 7.3. Survival. LinPac and Parent acknowledge that all representations and warranties by the Shareholders in this Agreement and by the Company and the Shareholders in the Merger Agreement will not survive the closing of the Merger Agreement and shall expire at the Effective Time of the Merger of LinPac with the Company, except for: (i) representations and warranties of the Company and Shareholders in agreements contemplated by
Section 1.4 hereof; (ii) representations and warranties of the Shareholders as to the number of shares of the Company's capital stock issued and outstanding and reserved for issuance pursuant to options, warrants, or other securities exercisable or convertible into, or any calls or commitments or agreements of any kind relating to, the Company's capital stock; and (iii) representations and warranties of the Shareholders as to their ownership, free and clear of all encumbrances, of shares of the Company's Common Stock.

SECTION 8.       GENERAL PROVISIONS

                 8.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 8.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied, as set forth below:

         (a) If to LinPac or Parent:   c/o LinPac Mouldings Limited
                                       Deykin Avenue
                                       Witton
                                       Birmingham B6 7HY
                                       ENGLAND
                                       Attention:  David Williams
                                       Telecopy :  011-44-021-327-6757





                                EXHIBIT 10.4                             Page 23

                 With copies to:       McDermott, Will & Emery
                                       227 West Monroe Street
                                       Chicago, IL 60606-5096
                                       Attention: Stanley H. Meadows, P.C.
                                       Telecopy: (312) 984-3669

         (b) If to the Shareholders:   William H. Roper
                                       12 Rue Biarittz
                                       Newport Beach, CA 92660
                                       Telecopy: (714) 644-8621

                                       Robert E. Roper
                                       3802 Holden Circle
                                       Los Alamitos, CA 90720

                                       C. Richard Roper
                                       1383 N. Mustang
                                       Orange, California 92667

                 With a copy to:       Law Office of William M. Curtis
                                       25241 Buckskin Drive
                                       Laguna Hills, CA, 92653
                                       Telecopy: (714) 831-4141

Any party may change its address for receiving notice given by written notice given to the others named above.

                 8.3. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. LinPac and Parent jointly and severally agree to reimburse the Company and Shareholders for all reasonable out of pocket costs and expenses incurred by them in seeking to implement and consummate the Merger if LinPac or Parent shall default in performance of their obligations hereunder or as provided by the Merger Agreement or any other written agreement or instrument given pursuant hereto or thereto.

                 8.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                 8.5. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. No party to this Agreement shall be entitled to assign its rights and duties under this Agreement without the consent of the other parties, provided that Parent shall be entitled to assign its rights and duties under this Agreement to any corporate affiliate of Parent without the consent of the Shareholders.

                 8.6. Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among





                                EXHIBIT 10.4                             Page 24
the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

                 8.7. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the similar. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.8. Announcements. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party prior to the Closing without the written approval of the other party hereto (which approval shall not be unreasonably withheld and may be provided by counsel to such party on its behalf).


                                 *     *     *





                                 EXHIBIT 10.4                          Page 25

                 IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.


                                           LINPAC MOULDINGS, INC.



                                           By: /S/ DAVID A. WILLIAMS
                                           Its: Managing Director



                                           /S/ WILLIAM H. ROPER
                                                      William H. Roper


                                           /S/ RUTH ROPER
                                                      Ruth Roper


                                           /S/ C. RICHARD ROPER
                                                   C. Richard Roper


                                           /S/ MARGO ROPER
                                                      Margo Roper


                                           /S/ ROBERT E. ROPE
                                                   Robert E. Roper


                                           /S/ NANCY ROPER
                                                      Nancy Roper


                                           LINPAC MOULDINGS, LTD.


                                           By: /S/ DAVID A. WILLIAMS
                                           Its: President





                               EXHIBIT 10.4                               26-A

                                           /S/ C. RICHARD ROPER
                                             C. Richard Roper, as custodian
                                             under the Uniform Transfers to
                                             Minors Act


                                           ROPER FAMILY TRUST

                                           By: /S/ WILLIAM H. ROPER
                                               William H. Roper, trustee


                                           ROPER FAMILY TRUST F/B/O WILLIAM H.
                                           ROPER DATED 4/12/94

                                           By: /S/ WILLIAM H. ROPER
                                               William H. Roper, trustee


                                           ROPER FAMILY TRUST F/B/O ROBERT E.
                                           ROPER AND/OR CHILDREN UTA 9/6/77


                                           By: /S/ ROBERT E. ROPER
                                               Robert E. Roper, trustee

                                           ROPER FAMILY TRUST F/B/O C. RICHARD
                                           ROPER AND/OR CHILDREN UTA 9/6/77


                                           By: /S/ C. RICHARD ROPER
                                               C. Richard Roper, trustee





                               EXHIBIT 10.4                                27-A